Exhibit 99.1
P.F. Chang’s China Bistro, Inc.
Appoints Chief Financial Officer

SCOTTSDALE, Arizona, March 13, 2006 — P.F. Chang’s China Bistro Inc. (NASDAQ: PFCB) announced today the appointment of Mark Mumford as chief financial officer.
Mumford brings more than 20 years of experience in the retail and high technology industries to his new role as CFO. Prior to joining PFCB Inc., Mumford served as chief accounting officer and vice president finance for PetSmart Inc., where he led all facets of accounting, finance and reporting for the $3.8 billion retail company and its 826 locations and was also involved with investor relations.
In announcing Mumford’s appointment, Rick Federico, chairman and CEO, said, “We are very pleased that Mark is joining our team. With Mark’s multi-faceted background and his extensive financial and operational experience, we fully expect he will be an excellent partner in helping to lead our company into the future.”
Mumford is expected to join the company in early April, 2006. During the year it is expected that he will also assume responsibility for investor relations, a role now handled by P.F. Chang’s President Bert Vivian. As previously communicated, current CFO Kristina Cashman will leave the company once Mumford has been integrated into his new role.
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and attentive service in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering friendly counter service and take-out flexibility.

Contact:	P.F. Chang’s China Bistro, Inc., Scottsdale (480) 888-3000

Media:	Laura Cherry	laurac@pfchangs.com

Investor:	Bert Vivian	bertv@pfchangs.com